UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
February 4, 2010
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Senior Management Cash and Equity Awards and Annual Salary Determinations
     On February 4, 2010, the Board of Directors of Halozyme Therapeutics, Inc. (“Halozyme”), upon the recommendation of the Compensation Committee of the Board of Directors, approved annual cash and equity awards for certain senior executive officers of Halozyme, Inc. (the operating subsidiary of Halozyme) based upon the 2009 Incentive Plan established by the Board of Directors in February 2009. The Board of Directors also approved the 2010 annual base salaries for members of senior management. The following table sets forth the equity and cash awards for selected members of senior management under the 2009 Incentive Plan as well as the annual base salaries approved for 2010:

	2009 Cash Award		2009 Equity Award(1)		2010 Base Salary
Jonathan E. Lim (President and Chief Executive Officer)	$12,063		120,000		$415,000
Gregory I. Frost (Chief Scientific Officer)	$8,589		80,000		$395,000
Jonathan A. Leff (Chief Medical Officer)	$4,014	(2)	0	(2)	$398,000
Kurt A. Gustafson (Chief Financial Officer)	$4,918	(3)	26,600	(3)	$310,000
Robert Little (Vice President, Chief Commercial Officer)	$5,355		28,000		$344,000
William Fallon (Vice President, Manufacturing and Operations)	$6,574		40,000		$302,000

(1)	Each 2009 equity award is in the form of an incentive stock option to purchase Halozyme common stock. One-fourth of the total grant amount will become vested on February 4, 2011 and 1/48 of the total amount will become vested for each month of service provided to Halozyme by the optionee thereafter. The per share exercise price for each option is $5.55, as this was the closing trading price of Halozyme common stock on NASDAQ on the date of grant.

(2)	Dr. Leff joined Halozyme in August 2009 and his cash award is prorated to reflect the fact that he did not provide a full year of service to Halozyme. Per Halozyme compensation policies, Dr. Leff was not eligible for an equity award due to his August 2009 start date.

(3)	Mr. Gustafson joined Halozyme in April 2009 and his cash and equity awards are prorated to reflect the fact that he did not provide a full year of service to Halozyme.
Approval of 2010 Senior Executive Incentive Plan
     Also on February 4, 2010, the Halozyme Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, finalized cash and equity incentive policies (the “2010 Incentive Plan”) applicable to Halozyme’s senior executive officers for 2010. The material terms of the 2010 Incentive Plan are summarized as follows:
Senior Executive Incentive Plan
     The 2010 Incentive Plan is comprised of potential cash and equity awards for the senior executive officers of Halozyme, Inc. subject to the appreciation of Halozyme’s common stock and the accomplishment of certain individual goals in 2010.
     Cash Awards
     The aggregate amount of cash awards for certain senior executive officers will be determined by the amount that Halozyme’s stock appreciates during the course of 2010. If Halozyme’s stock does not appreciate during 2010, there will be no cash award pool for these senior executive officers pursuant to the calculation described below. Halozyme’s trading average for the last ten trading days of 2009 was $6.071 and, if Halozyme’s stock appreciates from this amount during 2010 (as measured by the average closing price of Halozyme’s stock over the final ten trading days of 2010), then the size of the cash pool will equal a percentage of the overall increase to market capitalization (as adjusted to remove the impact of any shares issued during the course of 2010). The applicable percentage will not be a flat percentage, but will instead represent one one-hundredth of the year-over-year increase to the adjusted market capitalization with a maximum applicable percentage of 2% (based on increases to market capitalization of 200% or greater). In addition, if the aggregate increase to market capitalization is less than roughly 12.7 percent, then the cash award pool dictated by the previously described formula will be reduced by 50%. For example, in the event of a 10% increase in adjusted market capitalization (which would equal an average closing price of $6.68 per share over the last ten days of 2010) the formula described above results in a cash award pool of approximately $55,660, but due to the 50% reduction feature the actual pool available for senior executive cash awards will be reduced to approximately $27,830. Increases in market capitalization greater than roughly 12.7% will not be subject to the reduction feature. A 25% increase in adjusted market capitalization (which would equal an average closing price of $7.59 per share over the last ten days of 2010) will result in a cash award pool of roughly $347,875, while a 50% increase in adjusted market capitalization (which would equal an average closing price of $9.11 per share over the last ten days of 2010) will result in a cash award pool of roughly $1,391,500. Once the size of the cash pool is established, Halozyme’s Chief Executive Officer will make a recommendation to the Compensation Committee on the allocation of the pool among eligible senior executive officers and the Compensation Committee will have the flexibility of recommending an aggregate amount of cash awards for final approval by the full

Board of Directors that is higher or lower than the aggregate amount determined pursuant to the calculation described above.
     Equity Awards
     Target equity awards were also established for certain senior executive officers (amounts for selected members of senior management are set forth in the table below), and the actual amount to be awarded will be based upon the accomplishment of individualized performance criteria during 2010. The specific performance criteria for all members of senior management other than the Chief Executive Officer will be based on the accomplishment of individual performance objectives. The specific performance criteria for the Chief Executive Officer, however, will be based upon the accomplishment of company performance objectives. If a member of senior management does not accomplish all performance criteria, that person will still be eligible to receive a portion of their maximum equity award; provided, however, that at least 70% of that person’s performance criteria must be met in order to receive an equity award.

Maximum
Stock Option Grant
Jonathan E. Lim (President and Chief Executive Officer)	150,000
Gregory I. Frost (Chief Scientific Officer)	80,000
Jonathan A. Leff (Chief Medical Officer)	40,000
Kurt A. Gustafson (Chief Financial Officer)	40,000
Robert Little (Vice President, Chief Commercial Officer)	40,000
William Fallon (Vice President, Manufacturing and Operations)	40,000
     As with cash awards, the Board of Directors will have the flexibility of approving equity awards that are higher or lower than the amounts determined pursuant to the formula described above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
February 9, 2010	By:	/s/ James E. Cartoni
James E. Cartoni
Secretary